BUSINESS ADVISORY AGREEMENT

               Signal Capital Partners and Accupoll Holding Corp.
               --------------------------------------------------

         This Business Advisory Agreement ("Agreement") dated this 1st day of April, 2003, is entered into by and between Signal Capital Partners ("Advisor"), and Accupoll Holding Corp. a public company incorporated in the state of Nevada ("Company" or "ACCUPOLL"). Advisor and Company may each be referred to as a "Party" and together Advisor and Company may be referred to as the "Parties".

         WHEREAS, Company desires to obtain strategic planning services, merger and acquisition consulting, create an investor awareness campaign, be introduced to sources of additional financing, and create a business development program to accomplish a more rapid development of the company;

         WHEREAS, Company wishes to engage Advisor to complete a thorough evaluation of Company's business opportunities, financing opportunities and business development programs for various companies of interest to ACCUPOLL, and provide recommendations about various courses of action;

NOW THEREFORE, in consideration of the promises and covenants contained herein, the Parties hereto agree as follows:

1. RESPONSIBILITIES OF ADVISOR. Advisor agrees to become a management consultant to Company with respect to the evaluation of current business development programs, growth strategies, financing opportunities, and stock awareness and investor relations programs, and make recommendations as to possible ways to focus the assets and management resources of the Company to achieve long-term growth. Advisor will complete an analysis of current operation and management structures. Advisor will work with management to evaluate all strategic plans and evaluate the current capabilities of Company in view of its organization and resources. In addition, Advisor will continue in the role of business development for Company. It is understood that this program of business development may involve the Company in possible business combination or joint venture transactions. Advisor shall provide Company with his opinion and recommendations with respect to the most appropriate means of meeting corporate goals; however, the implementation of such recommendations shall be at the sole and exclusive option of Company.

2. ANALYSIS AND REVIEW. Advisor agrees to provide the following services, and such other advisory services as may be appropriate and required to assist in Company's efforts to meet the corporate goals:

         A. Conduct summary due diligence and analysis of all corporate structuring and develop the complete strategy for operations and completing the Program ("Recommendation"). Such analysis shall include a critical evaluation of the information and documents delivered to Advisor by Company prior to implementation of any revision of a focused business development and financing program, and


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Signal Capital Partners.
Advisory Agreement

         B. Provide Company with a formal recommendation for implementation of the program.

3.  PROGRAM  IMPLEMENTATION.   Upon  receipt  of  formal  approval  and  written
authorization from Company to proceed with the Program, Advisor shall:

     A.   Advise Company with respect to a plan to find business partners;

     B.   Provide an analysis of possible strategic alliances;

     C.   Provide a program for fulfilling the financing needs of the company;

     D.   Create systems for evaluating possible alliance candidates; and

     E. Assist Company wherever possible with the implementation of each of the above-enumerated steps.

     F. Create and coordinate an intensive Investor and Financial Relations program for the company, designed to strengthen and optimize the company's share price and market capitalization, and daily common stock trading volumes.

4. RESPONSIBILITIES OF COMPANY. In connection with the above activities, which will be undertaken by Advisor on Company's behalf, Company shall fully cooperate with the Advisor in the fulfillment of its duties hereunder, and Company and Advisor agree to the following:

         A. RELATIONSHIP. Advisor is an independent contractor of Company and will act as an advisor to Company in accordance with this Agreement. Advisor acknowledges and agrees that it is his responsibility to provide all employment taxes, insurance premiums and local, state and federal taxes related to this Agreement. Neither FICA (Social Security), FUTA (Federal Unemployment), nor local, state or federal income taxes will be withheld from payments to Advisor. This provision shall also apply to all employees and agents of Advisor.

         B. ACCESS TO INFORMATION. Furnish all non-privileged information and data concerning Company, any transactions or prior transactions which Advisor may request.

         C. ACCESS TO COMPANY OFFICERS AND  PROFESSIONALS.  Company will provide
Advisor   complete   access  to  Company's   officers,   directors,   employees,
accountants, counsel and other key persons.

5. TERM. The term of this Agreement shall be for a period of twelve (12) months, commencing on the date first set forth above.

6. TRUTHFUL REPRESENTATIONS. Company represents and warrants that all information (a) made available to the Advisor, or (b) contained in any materials prepared by Company will, at all times during this engagement be true, accurate and complete in all material respects and will not contain any untrue statement of a material fact or omit to state therein any fact necessary to make the statements therein not misleading in light of the circumstances under which they are made. Company further represents that any projections provided to Advisor or contained in any materials prepared by or on behalf of Company with respect to the subject matter thereof will have been prepared in good faith and will be based on assumptions which in light of the circumstances under which they are made are in Company's determination, reasonable.


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Advisory Agreement

7. RESPONSIBILITY FOR REPRESENTATIONS. Company acknowledges and agrees that in rendering its services as agreed hereunder, Advisor will be using and relying on the information (and information available from public sources and other sources deemed to be reliable) without independent verification thereof and without independent appraisal of any of Company's assets. Advisor does not assume responsibility for the accuracy or completeness of the information. Any advice rendered by Advisor pursuant to this Agreement may not be disclosed publicly without Company's prior written consent.

8. INDEMNIFICATION OF ADVISOR. If in connection with the services or matters that are the subject of this Agreement Advisor becomes involved in any capacity in any action or legal proceeding, due to the actions, information, position, assertions, and/or affirmations put forth by Company or by Advisor at the direction of Company, or in reliance upon material or information furnished by Company, Company agrees to indemnify and hold harmless Advisor as the case may be for the reasonable legal fees of counsel, court costs and other expenses (including the costs of investigation and preparation) incurred. Company also agrees to hold harmless Advisor against any losses, claims, damages or liabilities, joint services or matters which are the subject of this Agreement; provided however that Company shall not be liable to Advisor with respect to any loss, claim, damages or liability to the extent and only to the extent that such loss, claim, damage or liability resulted from the gross negligence or willful misconduct of Advisor. The provisions of this paragraph shall survive the expiration of the period of this Agreement including any extensions thereof set forth herein.

9. IMPLEMENTATION OF PROGRAM. In the event that Company provides Program Authorization to Advisor, Company agrees, subject to its resources, to:

         A. Allocate the services of its Chief Executive Officer, Chief Financial Officer and engage such other outside professionals as required to successfully implement and complete each task associated with the Program, pursuant to Advisor's recommendation, unless modified in writing by the mutual consent of the parties, and

         B. Issue such compensation as may be suggested by Advisor so as to cause timely implementation of the Program pursuant to Advisor's recommendation, unless modified in writing by the mutual consent of the parties.

10. COMPENSATION. In consideration for the services which are to be provided by Advisor under this Agreement, Company agrees to compensate Advisor as follows:

         A In addition, upon the execution hereof, Company will issue, to Advisor, warrants to purchase 1,000,000 shares of ACCUPOLL common stock for Advisor's business development services, financing services, merger and acquisition evaluations, and strategic planning services. Company will issue these warrants all in advance and upon the execution hereof, The warrants shall include provision for cashless exercise, and shall be outstanding for a term of three(3) years from the date of issuance, and shall be exercisable at a price of seventy five
                  (75) cents per share.


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         B.       Advisor  will  introduce   Company  to  a  suitable   business
                  development team as part of its services, however Advisor will receive no compensation for their services which will be independent of the services provided under this agreement

         D. ACCUPOLL or its affiliates will pay a finders fee of 10% of all money received by ACCUPOLL or any of its affiliates or successors to business for equity capital received from any entity or person introduced DIRECTLY by the Advisor to the Company, its officers or directors, employees, shareholders or affiliates.

         E.       Compensation for Merger or Acquisition

         (i) Cash Compensation: If a purchase, merger, or combination is consummated between the Client and a party introduced to Client by Agent, Agent shall be paid a commission (the "Commission") by the Client of ten percent (10%) of the total of all money invested in the common stock or equity equivalents (including but not limited to convertible notes, preferred stock or convertible preferred) of the company or any of its subsidiaries as part of or as a direct result of the transaction. A fee of ten percent (10%) will be due the Agent on any cash or cash equivalents held by the publicly traded company and made available to the Client as a result of the transaction. A fee of 7% will be paid on any money provided to the company or its subsidiaries in the form of non-equity notes.

         (ii)     Equity Compensation: Warrants:

                  Client shall grant the Agent Warrants to purchase common stock of the parent publicly traded company. The number of Warrants shall equal the total amount of investment funds, cash or equivalents made available to Client as a result of a transaction divided by the 15 day average price of any shares issued to complete the business combination and that number divided by 10. The Warrants will be cashless exercisable for common stock with an exercise price set at the time of closing based on the 30 day average closing price preceeding the close of the transaction.

         (iii) In kind Compensation: If there is compensation paid in other than cash, referred to herein as "In Kind" in a transaction that Agent has introduced to Client, then Agent shall receive an "In-Kind" fee equal to Seven percent (7%) of the total compensation in the same ratio as the consideration received by our issued in any business combination occurring as a result of the Agents direct or indirect introduction. Client in the transaction. "In kind" means that if the Client receives cash, Agent receives its cash fee as described above; if Client receives stock of the purchaser or if stock, Agent receives stock of the purchaser, and so on.

         (iiii) Total Consideration. For the purpose of calculating fees Total Consideration will include cash, securities, or notes payable to Client or compensation packages made to officers of the company or its 5% or more shareholders received by Client and its affiliates. Total consideration will not include debt assumed by purchaser or any other liabilities or obligations assumed by purchaser.

         (iv)     Payment of Agent's Compensation.


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                  On any Equity  Compensation  earned by the efforts of Agent or any fee due to Agent shall be payable on the date of acquisition or closing from an escrow trust account designated by Agent and acceptable to Client. No Commission shall be payable if a sale, merger, or combination is not consummated, regardless or whether or not the failure to consummate is due to the fault of Client or its shareholders or for any other reason.

                  For Commission payable in cash, Agent shall be paid via wire transfer in immediately available funds to the account(s) designated by the AGENT as submitted to and directed by the designated administrator of the escrow account. For Commission payable in stock or warrants, the Client shall send the stock shares and/or warrants to Agent concurrent with the closing of the Transaction to the addresses listed above. For any shares that can be delivered electronically, the Agent will provide specific brokerage account information to the designated administrator of the trust account to facilitate the delivery of the shares via DTC transfer. No Commission shall be payable unless Agent obtains written acknowledgement by Client that the Introduced Party was "first introduced" by Agent. For purposes hereof, "Introduced Party" shall mean an introduced public company listed on Schedule A attached hereto and approved in writing by Client.

11. EXPENSES. Upon demand, but no more than monthly, Company shall reimburse Advisor for all of his reasonable out of pocket expenses incurred in connection with the performance of his services pursuant to this Agreement. Such expenses shall include, but not be limited to travel, lodging, research, entertainment, printing, postage and similar charges. Advisor agrees that it shall obtain authorization from Company prior to incurring any expense in excess of Two Hundred and Fifty Dollars ($250.00). From time to time, Advisor may request, and Company will not unreasonably refuse, an advance on certain quantifiable and approved expenses over a certain amount.

12. CONFIDENTIALITY. Except to the extent necessary to perform its obligations hereunder or to comply with any applicable law, regulation or rule, neither Party shall disclose or divulge to any third party other than the other Party's directors, officers, auditor or legal advisors, either before or after the termination of this Agreement, any document or information exchanged between the Parties during the term of this Agreement without prior written consent of the other Party, which consent shall not unreasonably withheld.

13. USE OF ADVICE AND RECOMMENDATIONS. Neither the Recommendations or any advice, whether oral or in writing, and no other material prepared for Company in connection with Advisor's services hereunder is to be used for any purpose other than the purpose for which such report, advice or material was prepared, or is to be used or referred to by Company in any public documents or otherwise publicly referred to without Advisor's written consent. Notwithstanding the foregoing, in the event that Company receives a request to disclose all or any part of the information contained in any such report, advice or material under the terms of a valid and effective subpoena or order issued by a court of competent jurisdiction, Company may disclose such information provided that Company notifies Advisor of the existence, terms and circumstances surrounding such request.


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14.  NON-CIRCUMVENTION.  Company  hereby  irrevocably  agrees not to circumvent, avoid or bypass Advisor, either directly or indirectly. Company will not directly use or approach Advisor's associates, contacts or introductions in order to avoid payments of fees to Advisor, or otherwise benefit, either financially or otherwise, from information supplied to it or individuals and or business entities introduced to it by Advisor with regard to any business opportunity, business combination or joint venture under discussion. The spirit of mutual trust and confidence shall be the underlying principle of this undertaking, and the Parties agree to adhere thereto.

15. TERMINATION BY ADVISOR. It is hereby agreed and understood that Advisor shall have the right to interview Company and accomplish a due diligence review with respect to Company's representations and that at Advisor's sole discretion if such interviews and due diligence demonstrate substantive and/or material discrepancies from that which was put forth by the Company then Advisor shall have the right to terminate this Agreement and be held harmless from any claims of Company for such termination as well as from any claims of third parties which may result from any such discrepancy. In the event that Advisor is unable to perform its responsibilities under this Agreement due to the failure of Company to perform its responsibilities hereunder, Advisor shall be released from its responsibilities under this Agreement and shall receive any compensation due and owing pursuant to Paragraph 10 above.

16. TERMINATION BY COMPANY. Notwithstanding Paragraph 5, Company may terminate this Agreement at any time after 60 days, without cause, upon sixty (60) days' written notice to Advisor. In the event that Company terminates Advisor without cause prior to the expiration of the term set forth in Paragraph 5, Advisor shall be entitled to all compensation owing as set forth in Paragraph 10. In the event that at time of such termination Company shall be in discussions with respect to any persons or entities introduced by Advisor, Advisor will maintain the exclusive right to conclude any transactions between Company and such persons or entities. In case of termination, regardless of when or by whom such termination may have been brought about, Advisor will receive full reimbursement for the entire amount of expenses incurred by Advisor in connection with his services pursuant to Paragraph 11 of this Agreement. Neither termination nor completion shall affect the provisions of Paragraphs 6, 7, 8, 11, 12, 13 or 14, which shall remain operative and in full force and effect for a period of two years subsequent to termination.

17. SECURITIES LAWS. The Parties to this Agreement mutually agree to comply with any and all applicable securities laws with respect to their performance under this Agreement.

18. SERVICES NON-EXCLUSIVE. Company understands and agrees that while we shall divert the necessary time and effort to provide the services defined herein, we are engaged in other business activities of a similar nature on behalf of other clients and therefore our time and services are not exclusive to the Company.

19. MISCELLANEOUS PROVISIONS.


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Advisory Agreement

         A. NOTICES. All notices, requests, demands and other communications to be given hereunder shall be in writing and shall be deemed to have been duly given on the date of personal service or transmission by fax if such transmission is received during the normal business hours of the addressee, or on the first business day after sending the same by overnight courier service or by telegram, or on the third business day after mailing the same by first class mail, or on the day of receipt if sent by certified or registered mail, addressed as set forth below, or at such other address as any party may hereafter indicate by notice delivered as set forth herein. Notice shall be given to Advisor as follows: 1801 Avenue of the Stars, Suite 600, Los Angeles, California 90067. Notice shall be given to ACCUPOLL as follows : C/0 Dennis Vadura, Chairman, Accupoll Holding Corp, 30 Executive Park, Suite 260, Irvine CA 92614.

         B. BINDING AGREEMENT; ASSIGNMENT. This Agreement shall constitute the binding agreement of the Parties hereto, enforceable against each of them in accordance with its terms. This Agreement shall inure to the benefit of each of the Parties hereto, and their respective successors and permitted assigns.

         C. ENTIRE AGREEMENT. This Agreement constitutes the entire and final agreement and understanding between the Parties with respect to the subject matter hereof and the transactions contemplated hereby.

         D. WAIVER. No waiver of any provision of this Agreement shall be deemed to be or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the Party making the waiver.

         E. HEADINGS. The headings provided herein are for convenience only and shall have no force or effect upon the construction or interpretation of any provision hereof.

         F. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         G. FURTHER DOCUMENTS AND ACTS. Each party agrees to execute such other and further documents and to perform such other and further acts as may be reasonably necessary to carry out the purposes and provisions of this Agreement.

         H. GOVERNING LAW & VENUE. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to the principles of conflicts of laws applied thereby. The parties hereby agree that any disputes arising hereunder shall be brought before any court of competent jurisdiction sitting in the city of Los Angeles, State of California, and hereby consent to jurisdiction and venue in the State of California.

         I. ADVICE, DRAFTING. Each party further agrees and acknowledges that this Agreement represents the respective understandings of such parties as negotiated between them, and no


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Advisory Agreement

ambiguity or other aspect of this Agreement shall be construed against any party solely by virtue of the drafting or presentment of this Agreement. Each party has been advised to speak with a legal and an accounting professional to understand the legal and tax implications and impact of the transactions contemplated hereby, and neither party has relied upon the other, the Company or their respective counsel in connection therewith.

         J. SEVERABILITY. The provisions of this Agreement are severable, and if any one or more provisions is determined to be illegal, invalid or otherwise unenforceable, in whole or in part, by any court of competent jurisdiction, then the remaining provisions of this Agreement and any partially unenforceable provisions to the extent enforceable in the pertinent jurisdiction, shall continue in full force and effect and shall be binding and enforceable on the Parties.

         K. SURVIVAL. The representations, warranties, general covenants and indemnities contained in this Agreement shall survive the termination of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:
ACCUPOLL HOLDING CORP.

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By:

ADVISOR:
SIGNAL CAPITAL PARTNERS

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